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                                                                    EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this registration statement of Ascend Communications, Inc. (the "Company") on Form S-8 of our report dated January 22, 1997, except for Note M as to which the date is March 30, 1997, on our audits of the consolidated financial statements and our report dated January 22, 1997 on our audits of the consolidated financial statement schedule of Cascade Communications Corp. as of December 31, 1996, and for the years ended December 31, 1996 and 1995, which reports are included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1997.


                                              /S/ COOPERS & LYBRAND L.L.P.

                                              COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
May 27, 1998